Exhibit 10.1

THIRD AMENDMENT

TO THE

SONIC AUTOMOTIVE, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(“SERP”)

THIS AMENDMENT IS ADOPTED AS OF THE 12th DAY OF February, 2015, by Sonic Automotive, Inc. (the “Company”) to be effective as of the date hereof;

W I T N E S S E T H:

WHEREAS, the Company adopted the Sonic Automotive, Inc. Supplemental Executive Retirement Plan (the “SERP”) effective January 1, 2010;

WHEREAS, Article VII of the SERP permits the Company, by action taken by the Compensation Committee of the Board of Directors of the Company, to amend the SERP at any time and for any reason, provided that any such amendment shall not reduce the vested accrued benefits of any participant accrued as of the date of any such amendment without the written consent of the participant; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company wishes to amend the SERP in order to provide that the SERP’s reduction of a participant’s accrued benefit for early separation from service with the Company shall not apply to currently employed participants whose separation from service occurs upon or following a change in control of the Company;

NOW, THEREFORE, the SERP is hereby amended effective as of the date hereof as follows:

1.	Section 3 of Schedule A to the SERP, as previously amended and restated, is amended to add the following sentence to the end thereof to read as follows:

“Notwithstanding the foregoing, in the event of a Change in Control, this Section 3 shall not apply to Participants at such time who were Employees immediately prior to the Change in Control, regardless of whether or not such Participants remain Employees upon or following the Change in Control.”

In this regard, Schedule A to the SERP, as previously amended and restated, is deleted in its entirety, to be replaced by the amended and restated Schedule A attached hereto as Appendix A.

2.	For the avoidance of doubt, Schedule A-1 to the SERP, as previously amended and restated, remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company, pursuant to approval by the Compensation Committee of the Board of Directors, has caused this Amendment to be properly executed as of the day and year first above written.

SONIC AUTOMOTIVE, INC.

By:	/s/ B. Scott Smith
Title:	President

APPENDIX A

Amended and Restated

Schedule A

1.	Accrued Benefit.

(a)	The Accrued Benefit for a Tier 1 Participant shall be fifty percent (50%) of such Participant’s Final Average Salary, determined in the sole discretion of the Committee.

(b)	The Accrued Benefit for a Tier 2 Participant shall be forty percent (40%) of such Participant’s Final Average Salary, determined in the sole discretion of the Committee.

(c)	The Accrued Benefit for a Tier 3 Participant shall be thirty-five percent (35%) of such Participant’s Final Average Salary, determined in the sole discretion of the Committee.

2.	Payment Schedule for Benefits other than Death Benefit. The Payment Schedule for the Retirement Benefit, Termination Benefit and Disability Benefit shall be annual installment payments in substantially equal amounts to the Participant and/or (if applicable) to the Participant’s spouse for the duration of the “benefit payment period.” The “benefit payment period” is fifteen (15) years. Payments are made to the Participant unless the Participant dies during the “benefit payment period” leaving a spouse surviving him or her, in which case payments continue to be made to the surviving spouse for the remainder of the benefit payment period.

3.	Reduction of Accrued Benefit for Early Separation from Service. Except as provided in Schedule A-1, the Accrued Benefit for purposes of determining the Termination Benefit shall be calculated by beginning with the amount of the vested Retirement Benefit and then reducing that amount by ten percent (10%) for each year the Participant’s payment commencement date precedes the earliest date that such Participant would have qualified for Normal Retirement (e.g., the earlier of attainment of age 65 or age 55 with at least ten Years of Service). Notwithstanding the foregoing, in the event of a Change in Control, this Section 3 shall not apply to Participants at such time who were Employees immediately prior to the Change in Control, regardless of whether or not such Participants remain Employees upon or following the Change in Control.

4.	Vesting. Except as provided in Schedule A-1, Participants will vest in their Accrued Benefit according to the applicable schedule as follows:

Years of Plan Service	Percent Vested
Less than 1	0%
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
5 or more	100%

5.	Accelerated Vesting. The foregoing notwithstanding, Participants will become 100% vested in their Accrued Benefit upon death prior to Separation from Service, Disability prior to Separation from Service, or upon a Change in Control prior to Separation from Service.

6.	Benefit Accrual. A Participant earns his or her Retirement Benefit over a period from the later of age 45 or the Participant’s effective date of participation in the Plan to the later of the Participant’s Normal Retirement or the date the Participant becomes 100% vested in his or her Retirement Benefit.